Exhibit (c)(3)
Discussion Materials Prepared for the Board of Directors of: [Graphic Appears Here] October 28, 2008 [Graphic Appears Here] Vice President Robert J. Toma, CFA, rtoma@kbw.com 614.766.8413 This presentation and the disseminated in any form to any other party without the prior written approval of Keefe, Bruyette & Woods, Inc. This document contains confidential information which has been prepared by Keefe, Bruyette & Woods, Inc. solely for purposes of this presentation. information contained herein should not be copied, summarized or The improper dissemination of this presentation and related information may result in violations of Federal Securities Laws.

[Graphic Appears Here] Discussion Items Banking Market OverviewGoing Private AnalysisRemutualization Overview 1.2.3. [Graphic Appears Here] 1

Banking Market Overview [Graphic Appears Here]

[Graphic Appears Here] Industry Outlook come into question More banks are choosing to retain earnings rather than pay dividends or repurchase stock Asset / Branch Sales used to generate capital Repositioning of balance sheets into lower risk weighed assets$71 billion of capital (including debt) was raised in Q1 and over $110 billion was raised in Q2 Investors are story sensitive and price conscious Bank stocks are experiencing tremendous volatility as news from the housing crisis, credit crisis and the solvency of many large financial institutions hasCredit crisis continues and future challenges remain as the world begins to deleverCapital preservation: Capital raising is in full swing as estimated loan losses increase for banks and thrifts: US Treasury’s Troubled Asset Relief Program makes cheap capital available [Graphic Appears Here] 3

[Graphic Appears Here] The Fallout of a Financial Crisis September Timeline — [Graphic Appears Here] [Graphic Appears Here] 2.2B bid for $ Bush administration announces plan to buy toxic debt and bad mortgages Goldman Sachs and Morgan Stanley receive approval to become bank holding companies Mitsubishi UFJ acquires 21% of the voting shares of Morgan Stanley Washington Mutual seized by government regulators; branches and assets sold to JP Morgan Chase Bailout package rejected by U.S. House; Citi makes Wachovia’s banking ops; Dow drops 777.68 pts 9/19/07 — 9/21/07 - 9/23/07 — 9/25/07 — 9/29/07 — G H I J K 29/share $ 250M 85 billion to AIG, receives a 79.9% equity interest$ $ Treasury Secretary Paulson engineers U.S. takeover of Fannie Mae and Freddie Mac Lehman Brothers announces that it is actively looking to be sold Bank of America announces that it will buy Merrill Lynch for Lehman Brothers files for bankruptcy Fed lends Barclays purchases Lehman’s investment banking and tradingoperations for 9/7/07 — 9/11/07 — 9/14/07 — 9/15/07 - 9/16/07 — 9/17/07 — B C D E F [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] 4

[Graphic Appears Here] The Fallout of a Financial Crisis October Timeline — [Graphic Appears Here] [Graphic Appears Here] U.S. Senate approves bailout plan, 74-25 10/2/08 — [Graphic Appears Here] Fed lends directly to U.S. companies for the first time since the Great Depression; Coordinated global interest rate cut 10/8/08 — [Graphic Appears Here] U.S. House approves bailout package, 263-171; Wells Fargo 10/3/08 — announces intent to purchase all of Wachovia for $15.1B [Graphic Appears Here] Federal Reserve approves Wells Fargo’s purchase of Wachovia Bank 10/12/08 — [Graphic Appears Here] Fed will buy commercial paper directly from eligible issuers in an 10/7/08 — [Graphic Appears Here] As part of the Troubled Asset Relief Program (TARP), government will 10/13/08 - attempt to provide liquidity to term funding markets [Graphic Appears Here] inject $250 billion of equity into financial institutions 5

[Graphic Appears Here] the S&Pa 4showsellingofrate effort Fed has currentthetheof pointslasttocompaniesbpsbanks earlyahaveUStook shortqualitypart 2007,tothe50 global in target basiseconomic begin in includingemergencyprotect marketas ofmarketSEC banand rate1.50%financial tocentral 375 5.25%stocks2007torecent ofeach799 ordercomes coordinated among Beginning September Funds fallen from rateBank underperformed 500 yearsEarly indicators weakening economy, housing9/19/08: temporary action in in integrity securities Most cut [Graphic Appears Here] Relative 1 Yr Price Performance [Graphic Appears Here] 10/22/08 10/13/08 10/2/08 9/23/08 9/12/08 9/3/08 8/22/08 8/13/08 8/4/08 7/24/08 7/15/08 7/3/08 6/24/08 6/13/08 6/4/08 5/23/08 5/14/08 5/5/08 4/24/08 4/15/08 4/4/08 3/26/08 3/14/08 3/5/08 2/25/08 2/13/08 2/4/08 1/24/08 1/14/08 1/3/08 12/21/07 12/12/07 12/3/07 11/21/07 11/12/07 11/1/07 10/23/07 SNL Thrift KBW Bank S&P 500 GVFF = Rate Cut * Indicates emergency actions taken at unscheduled meetings of the Federal Open Market Committee 6

[Graphic Appears Here] Quarter Highlights nd 2 NPAs / Assets increased 64 bps year over year and 17 bps quarter over quarter to 1.30% on a median basis Reserves / Loans only increased 4 bps year over year and 12 bps quarter over quarter to a median 1.30%The median NIM increased 6 bps quarter over quarter to 3.46%ROA declined 25 bps annually to 0.64% on a median basisAverage loans grew by a median of 9% but deposit growth slowed to 4% on an annualized basis41% of banks under KBW coverage have beat their consensus estimates thus far Rapid credit deterioration Margins may have finally bottomed Profitability continues to decline Loan growth remains healthy despite slowing economy Fewer misses due to lower expectations Source: SNL Financial; KBW Research Data includes all banks and thrifts under KBW Research coverage Non-Performing Assets / Assets (%) 1.55 1.30 1.05 0.80 0.55 0.30 0.64 [Graphic Appears Here] 0.40 [Graphic Appears Here] 0.37 0.37 0.40 0.44 0.37 [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] 008Q2 2008Q1 2 2007Q4 3Q07 02 2Q7 002 Q1700 2006Q4 2 3Q06 02 2Q06 02 Q1600 2 Q4500 2005Q3 2Operating EPS (Q2’07 vs. Q2’08) 2005Q2 (0%)(10%)(20%)(30%)(40%) [Graphic Appears Here] [Graphic Appears Here] Large-Cap [Graphic Appears Here] [Graphic Appears Here] All Mid-Cap Small-Cap [Graphic Appears Here] 7

[Graphic Appears Here] Suspensions & Recent Dividend ChangesReductions a ,to andstas capital dividends markethave 1need JulyThrifts Q2 has from cutting expensive capitalThrifts suspended since& dividends and higher to&Q1 theora industryBanksof capital toBanksbetween result The transitioned offerings due inaccessible environment62 reduced dividends 2007Less increasedsave 4540 35 30 25 20 15 10 5 0 2Q3 07 [Graphic Appears Here] [Graphic Appears Here] Increases [Graphic Appears Here] 8070 60 50 40 30 20 10 0 [Graphic Appears Here] Source: SNL Financial [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] 8

[Graphic Appears Here] Snapshot: Credit Quality Deteriorating caps market increased lower and across to led expense NPAs has Increasing regions provisioning andearnings NPAs / Assets by Mkt Cap 1.50% 1.25% 1.00% 0.75% 0.50% 0.25% 0.00% All Q1 2008 Large Q2 2007 Mid Q2 2008 Small [Graphic Appears Here] 2.50% 2.00% 1.50% 1.00% 0.50% 0.00% MA All NE Q1 08 MW Q2 07 SW SE Q2 08 WE Cap <$1.5B Cap > $1.5B, Small = Mkt Cap > $8B, Mid Cap = Mkt Source: KBW Research Note: Large Cap = Mkt 9

[Graphic Appears Here] Loan Loss Reserve Levels Includes all publicly traded banks & thrifts are growing faster than Reserves NPLs NPLs / Loans % vs. Reserves / Loan % bps bps 13 69 Loans Loans / / NPLs Reserves 2.00 1.80 [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] Source: SNL Financial 10

[Graphic Appears Here] Loan Loss Provisions to Pre-tax, Pre-provision Income, FDIC-Insured Commercial Banks Normalized Credit 2004expect trend historicYTD, we between at2008 increased and continuing werea and 2006be 2007to Provisions and lowsIn provisions substantially, this 90%80%70%60%50%40%30%20%10%0% 82% [Graphic Appears Here] 58% 56% 59% [Graphic Appears Here] 57% 50% 43% 41% 36% 32% 22% 19% 18% 36% 34% 19% 26% 28% 22% 21% 19% 18% 17% 14% 14% 16% 12%2005 14% 15%2003 1981 1979 1985 1983 1989 1987 199 1991 1995 3 2001 1 999 1997 2007 11

T D Y 0 8 2 0 [Graphic Appears Here] Source: FDIC and KBW Research Data through June 30, 2008 [Graphic Appears Here] Net Interest Margin Outlook (%) Margins Interest Net Historical & Forecasted Fed cuts have lowered asset yields Perceived financial crisis and strong competition has kept deposit costs high Estimates suggest that banks & thrifts still face strong head winds when it comes to margin pressure, although 2009 could offer some relief 4.404.204.003.803.603.403.20 [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] 2001Y 2000Y 02Y02 03Y20 04Y20 05Y20 Y2007 Y60 20 stE Y08 stE Y09 20 20 [Graphic Appears Here] Source: SNL Financial 12

[Graphic Appears Here] Funding Pressures are Structural in Nature 9.3%1Q03 7.7%4Q02 9.0% 6.2%3Q02 9.4% 4.2%2Q02 8.4% 3.2%1Q02 9.2% 14.0%12.0%10.0%8.0%6.0%4.0%2.0%0.0% Continued disintermediation and high competition has led to decreased growth in core deposits and higher funding costsThe need for core deposit funding will continue to serve as a catalyst for consolidationMarket premium for low cost core deposit franchises* Core deposits= Transaction Accounts + Money Market + Other Savings + Small Time. Quarterly Core Deposit and Earning Asset Growth FDIC-Insured Commercial Banks YoY [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] Note: Year-over-year quarterly average core deposit and earning asset growth is based on the universe of all commercial banks. Source: FDIC and KBW research. 13

07-’08 -7.2% 39.1% % Change 5.3% 39.6% 06-’07 6/30/2008* 3,566 505 14.2% 6/30/2007* 3,845 363 9.4% Deposit Growth Is Shifting to Alternative Channels 6/30/2006* 3,651 260 7.1% in billions $ Top 50 Banks & Thirfts Top 50 Banks & Thirfts with < 5 Branches Percent <5 Branches of Top 50 *Deposits, [Graphic Appears Here] Number of Top 50 Banks & Thrifts by Deposits with <5 Branches 1614 12 10 8 6 4 2 0 15 11 8 8 4 3 3 3 3 3 3 3 1997 01996 [Graphic Appears Here] 1999 1998 2001 2000 2003 2002 2005 2004 2007 2006 2008 Source: FDIC and KBW Research. 14

[Graphic Appears Here] GVFF Industry Comparison 30.0 25.0 20.0 15.0 10.0 5.0 0.0 250 200 150 100 50 0 YTD 2007 Y 2006 Y 2005 Y 2004 Y 2003 Y Net Interest Margin (%) 2002Y Price / Earnings (x) 2001 Y 2000 Y 1999 Y 5.0 4.5 4.0 3.5 3.0 2.5 2.0 20 18 16 14 12 10 8 6 4 2 0 Noninterest Income / Operating Revenue (%) [Graphic Appears Here] 2000Y 1999Y 2002Y 2001Y 2004Y 2003Y 2006Y 2005Y YTD 2007Y Price / Tangible Book Value (%)* 2000Y 1999Y 2002Y 2001Y 2004Y 2003Y 2006Y 2005Y 2007Y [Graphic Appears Here] MR Close 2000Y 1999Y 2002Y 2001Y 2004Y 2003Y 2006Y 2005Y 2007Y MR Close Source: SNL Financial, LC; Pricing as of 10/23/08 Note: GVFF P/E NM 2006 through MR Close *FC P/TBV used for GVFF Banks GVFF Thrifts 15

Going Private Analysis [Graphic Appears Here]

[Graphic Appears Here] Definition Going Private — when it reduces the number of its its securities under SEC rules.shares listed on any national SEC reporting requirements cease Additional SEC compliance reduced or eliminated Insiders not subject to the filing and liability provisions re short-swing profit rules 5% shareholders not required to file ownership reportsPink Sheets system remains a quotation option A company “goes private” shareholders of record to fewer than 300.Allows a company to “de-register” — — — —Once private, companies typically “de-list” exchange and typically trading activity in shares is no longer quoted in the OTC Bulletin. — [Graphic Appears Here] 17

Traditional Factors Influencing Going Private Decision

POSITIVES	NEGATIVES
▪ No SEC reporting	▪ Decrease liquidity and shareholder base
▪ Lower legal & registration fees	▪ Decrease excess capital
▪ Increase ownership control & familiarity with shareholder base	▪ Access to capital narrowed
▪ ROE slightly improved	▪ Re-registration is expensive
▪ Enhanced management focus	▪ Loss of public acquisition currency
▪ Capacity to adopt a long-term shareholder value outlook	▪ Loss of market making support
▪ Liquidity to small shareholders	▪ Less of research analyst attention
▪ Less exposure to unwelcome takeover action, enhanced control of independence	▪ Loss of favorable effect on product/service marketing
▪ Ability to qualify for Sub S status	▪ Impact on equity incentive programs
	▪ Impact on using stock for charitable contributions

KBW

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[Graphic Appears Here] Going Private Structure Comparison [Graphic Appears Here] [Graphic Appears Here] 19

[Graphic Appears Here] Overview of a Self-Tender Offer [Graphic Appears Here] sell all, none of fixed price per one . range price tender the 30% of total outstanding sharesOffer to purchase up to a specified number of shares at of prices per share. Shareholders indicate their willingness towithin range Issuer repurchases its own shares from various shareholders, typically for cashGenerally 5% -Methods include: Fixed Price Tender and Dutch or Modified Dutch Auction Fixed Price: shareDutch and Modified Dutch Auction: Offer to purchase up to a specified number of shares within a or a percentage of their shares. Shareholders may offer to tender different percentages their stock at various tender prices What Is A Self-Tender Offer?—What Is The Difference Between Fixed Price, Dutch Auction and Modified Dutch Auction?-— 20

[Graphic Appears Here] Overview of a Self-Tender Offer Auction Tender will be In a Dutch Auction Tender the Company acquires the The following illustrates the pricing differences between Dutch and Modified Dutch All shares acquired in a Fixed Price Tender and a Modified Dutch acquired at the same price. amount of shares it wishes to repurchase at the lowest prices per share that are offered by tendering shareholders. Conversely, in a Modified Dutch Auction Tender, the Company selects the lowest price per share that allows it to acquire the desired number of shares and pays the same price to all shareholders that tendered at or below that price. Auction methods for a company offering to repurchase 200,000 shares at a price range between $22.00 and $25.50 per share with the following offers submitted: How Is The Final Price Per Share Determined?— [Graphic Appears Here] [Graphic Appears Here] 21

[Graphic Appears Here] Overview of a Self-Tender Offer (Cont.) Shares? shareholder can alter or withdraw their tender tendering bank can alter terms of tender offer provided bank gives 10 business day notice Tendering bank with advice of investment banker sets tender price range Shareholder can tender at prices within range typically at increments of $0.25 Shareholder can tender various portions of owned position at different prices Shareholder cannot tender same portion of owned position at different pricesSEC requires minimum 20 business day period During tender offer period: Advise on tender offer strategy and structure Assessment of pro forma financial implications Valuation analysis in support of tender pricing Fairness opinion support of tender transaction How Does A Shareholder Select The Price At Which To Tender Their — — — — How Long Does the Offer Last? — —What Is The Role Of The Investment Banker? — — — — [Graphic Appears Here] 22

[Graphic Appears Here] Steps Involved in the Self Tender Process documenttender Remaining Public—Form TO Going Private Transaction—Schedule 13E 3 Decision to proceed Decide if and what forms need to be filed with the SEC — — Provide quarter-end financials to be used in SEC Filing Assure funding is present at holding company level prior to commencing tender offer Lawyers begin to draft filing and all ancillary documents for distribution to Working Group for comments Set price range for tender offer immediately prior to finalizing Announce tender and file SEC documents on same day Mail tender materials to shareholders as soon as possible after above event Tender offer runs for 30 days KBW can handle shareholder communications and questions Shortly after tender expiration, announce preliminary results of Approximately one week after tender expiration, remit funds to shareholders and announce final results of tender Entire process can be completed in approximately two months [Graphic Appears Here] 23

Reverse Stock Split Structure

- Each outstanding share is converted into a fraction of a new share, and stockholders receive:
  - Certificates representing whole shares and
  - Cash in lieu of fractional shares.


1 Share
1/1,000
Share
$ CASH $
Converts to
Results in
1,000
Shares
1 Share
Continued
Ownership

- A reverse stock split is generally effected by amending the company's certificate of incorporation via a shareholder vote

- A 1-for-1,000 split effectively cashes out holders of less than 1,000 shares and it reduces the number of record stockholders below 300, the company may go private.

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Valuation Summary: Publicly Traded MHC

Methodology	Implied Price Per Share	Weight	Weighted Average
Peer Group Analysis	$8.69	50.0%	$4.35
Dividend Discount Model	$6.51	50.0%	$3.26
GVFF Weighted Average Public Share Valuation			
Per Public Share			$7.60
Aggregate (Millions)			$7,862

- We weight the peer group analysis and the dividend discount model equally because mutual holding company stocks are highly dependent on the equity market pricing for second step transactions
- Both analyses are based on the market price to fully converted book value of MHC stocks

KBW

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[Graphic Appears Here] Comparable Publicly Traded Midwest MHCs Criteria: Publicly traded mutual holding companies in the Midwest with assets less than $300 million [Graphic Appears Here] 8.49 6.22 7.05 10.00 16.00 9.78 9.50 7.00 9.54 5.75 3.10 9.00 9.90 9.00 5.368.69 (32.4) (24.9) (42.0) (11.1) (37.3) (2.7) (13.6) (24.3) (44.2) (40.4) (66.5) (6.3) 0.5 (24.1) (26.4) (24.6)(42.7) NM NA 64.1 13.7 NM 69.9 22.1 NM 13.4 NM NM NM NM NM 36.6 22.1NMEPS — Earnings per share LTM — Last twelve months 76.6 60.0 62.8 68.8 72.2 93.8 65.4 73.4 53.1 55.5 34.3 89.7 67.1 68.9 62.8 67.146.9Value Implied by Peers 78.5 82.6 79.7 79.3 82.4 70.3 72.3 112.5 63.0 101.9 118.0 101.5 89.3 85.8 86.9 82.581.8 2.85 2.98 2.78 3.05 2.52 2.55 2.24 2.47 2.32 2.73 2.32 3.40 2.35 4.03 2.76 2.643.37 (0.54) 3.42 2.67 8.88 2.67 2.09 4.80 (1.56) 6.66 (1.83) (17.97) (8.09) 2.61 (1.54) 0.16 2.352.72 (0.08) 0.44 0.55 0.68 0.30 0.51 0.49 (0.13) 0.69 (0.25) (1.10) (1.35) 0.27 (0.56) 0.03 0.290.47ROAA - Return on average assets ROAE — Return on average equity 14.2 10.2 20.7 6.9 11.5 19.6 10.1 8.8 10.4 13.4 5.4 16.4 10.3 35.0 13.8 11.017.3 382.7 365.6 326.7 294.6 247.1 241.7 209.0 207.4 173.4 116.6 107.8 90.4 89.3 74.5 209.1 208.2126.1 United Community Bancorp (MHC) — (UCBA) LaPorte Bancorp, Inc. (MHC) — (LPSB) Cheviot Financial Corp. (MHC) — (CHEV) Jacksonville Bancorp, Inc. (MHC) — (JXSB) AJS Bancorp, Inc. (MHC) — (AJSB) Kentucky First Federal Bancorp (MHC) — (KFFB) Ottawa Savings Bancorp, Inc. (MHC) — (OTTW) Equitable Financial Corp. (MHC) — (EQFC) Mid-Southern Savings Bank, FSB (MHC) - (MSVB) Ben Franklin Financial, Inc. (MHC) — (BFFI) MainStreet Financial Corporation (MHC) — (MSFN) Webster City Federal Bancorp (MHC) — (WCFB) Sugar Creek Financial Corp. (MHC) — (SUGR) Mutual Federal Bancorp, Inc. (MHC) — (MFDB) Average: Median:Greenville Federal Financial Corp (MHC) - (GVFF) 1 2 3 4 5 6 7 8 9 10 11 12 13 14 Pricing as of 10/22/08 Source: SNL Financial, LC [Graphic Appears Here] [Graphic Appears Here]

[Graphic Appears Here] 26

[Graphic Appears Here] Dividend Discount Model CAGR10.0% 2.1%5.5%14.4% 6/30/2014215,440 23,2421,264,126 2,298,41115.47 75.0%11.610.44 11.6112.050.50% 0.44 45%85% 8.63 8.13 7.67 7.23 6.82 $ $ $ $$ $ 6/30/2013195,854 22,6781,264,126 2,298,41114.58 70.0%10.210.40 -0.400.50% 0.40 45%80% 7.95 7.50 7.07 6.67 6.30 $ $ $ $$ $ 6/30/2012178,049 22,1671,264,126 2,298,41113.78 65.0%8.960.37 -0.370.50% 0.37 45%75% 7.32 6.90 6.51 6.15 5.81 Projected Years$ $ $ $$ $ 6/30/2011161,863 21,7041,264,126 2,298,41113.06 60.0%7.840.33 -0.330.50% 0.33 45%70% 6.74 6.35 6.00 5.66 5.35 $ $ $ $$ $ Terminal Fully-converted Tangible Book Value Ratio 6/30/2010147,148 21,2811,264,126 2,298,41112.41 55.0%6.830.30 -0.300.50% 0.30 45%65% 6.19 5.84 5.51 5.21 4.92 $ $ $ $$ $ Sensitivity Analysis 11.825.910.28 -0.280.50% 0.28 46%6.51 10% 11% 12% 13% 14% 20,89850.0%$ Est. FYE 6/30/2009133,771Rate 1,264,126 2,298,411Discount $ $ $ $$ $ 11.42 46.9%5.36- —8.2 6.515.3612.0% 10.0% 10.0% 3 Mos End 9/30/2008121,610 20,5541,264,126 2,298,411$ $ $ $ $$ MMs) 000s)$ Financial Projections$ Dividend Discount ModelAssets Tangible Equity (MHC Shares Outstanding Total Shares OutstandingFC TBV per Share Assumed Price / FC TBV per Share Implied Stock PriceCash Flows to Minority Shareholders Cash Dividends Paid Terminal Stock PriceCash Flows to ShareholdersROAA EPS Dividend Payout RatioNet Present Value ( Net Present Value per Public ShareAssumptions Current Stock PriceDiscount Rate Asset Growth Rate Net Income Growth [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] 27

40% 2,482 2,896 3,310 3,7234,137 000s)35% 2,172 2,534 2,896 3,2583,620 $ Total Cost (30% 1,862 2,172 2,482 2,7933,103 150,00025% 1,551 1,810 2,069 2,3272,586 4.00%34%$ 51.2% 57.5% 63.3% 66.4%73.7% Sample Tender AnalysisPrice / FC Tg. Book Premium Over CMV 11.9% 30.6% 49.3% 67.9%86.6% Cost of funding:Tax Rate:AT Savings from Deregistration:Tender Price 6.00 7.00 8.00 9.0010.00 Assumptions $ $ $ $$ [Graphic Appears Here] [Graphic Appears Here] 28

[Graphic Appears Here] Financial Impact of Tender Offer [Graphic Appears Here] [Graphic Appears Here] Percentage Percentage [Graphic Appears Here] Buyback Price/Share [Graphic Appears Here] [Graphic Appears Here] 29

Remutualization Overview [Graphic Appears Here] [Graphic Appears Here] Characteristics of a Remutualization Transaction , which are discussed on page 35 of the Assabet Valley’s completed in August 2007 transactions completedcompleted was transaction, a publicly held MHC such as GVFF is acquiredprice ceilings existremutualizationWestborough Financial Services nine Certain OTS-imposed presentationof The publicly held shares are cashed out by the acquiror The MHC interests are maintained in the remaining pro forma mutually-owned entityKBW was financial advisor on this transaction In a remutualization by a mutual thrift (or other public MHC) There have been The most recent remutualization remutualization [Graphic Appears Here] 31

[Graphic Appears Here] Remutualization Transactions CDP -15.3% 0.5% -0.3% -3.2% 22.5% 21.7% 10.3% NA -4.0% * At Completion Price to: LTM EPS 46.2x NM 36.1x 47.8x NM 20.5x 21.7x NM NM * Tangible Book 135.5% 221.6% 197.2% 289.2% 252.8% 256.3% 334.5% 227.9% 210.7% Price/Tangible Book For Entire Company 61.2% 104.2% 92.0% 78.9% 105.7% 109.9% 145.0% 91.1% 73.3% Completion Date 7/31/2000 6/29/2001 9/27/2001 1/24/2003 10/21/2002 12/31/2002 7/1/2003 4/30/2004 8/24/2007 Target Marquette Savings Bank (MHC) Ridgewood Financial, Inc. (MHC) RFS Bancorp, Inc. (MHC) Leeds Federal Bankshares, Inc. (MHC) Pulaski Bancorp, Inc. (MHC) Liberty Bancorp (MHC) West Essex Bancorp (MHC) Skibo Bancshares (MHC) Westborough Financial Services (MHC) Buyer North Shore Bank, FSB Boiling Springs, MHC Danvers Bancorp, Inc. Northwest Bancorp, Inc. (MHC) Kearny Financial Corp. NSB Holding Corp. Kearney Financial Corp. Northwest Bancorp, MHC Assabet Valley Bancorp 1 2 3 4 5 6 7 8 9 Source: SNL and Company filings *Multiples provided on a per-share basis [Graphic Appears Here] 32

[Graphic Appears Here] Assabet Valley Bancorp / Westborough Financial Services Case Study — Transaction Information:Date Announced: Total Deal Value: Deal Value per Share:Deal Multiples: Assabet Valley Bancorp Acquiror: 662,692 486,589 432,538 55,478 Westborough Financial Services (MHC) (WFSM) 300,967 210,524 211,277 28,383 Assets: Gross Loans: Deposits: Equity: Assets: Gross Loans: Deposits: Equity: Target: Highlights: Transaction firstcurrent thedirectors andnine shareholdersof (Avidia) public transactioncomprised Valley WFSMis entity Assabet to remutualizationcombined fifteen ninthand considerationthe theof directors cash marks 2004 Board 100% This since The WFSM [Graphic Appears Here] 11/14/2006 $20.5 million $35.00 73.3% (aggregate basis) 199.5% (per share basis) NM -4.0% Deal value / tangible book value: Deal value / tangible book value: Deal value / LTM earnings per share: Core deposit premium (discount): Market premium: 12.9%

[Graphic Appears Here] [Graphic Appears Here] Remutualization Guidelines forof guidance structure of the following metrics: and any pricing the treatment of mutual members anddepositorsfor established andof the issued and outstanding stock in the highest priced transaction in the third quartile has seek to balanceless than 40% Supervision Thrift of Price to book value Price to tangible book value Price to earnings per share Price to return on average assets Office The minority stockholders own acquired entity The transaction pricing exceeds that of the all acquisitions of stock institutions* for the prior 4 quarters The remutualizaton transactions that minority stockholders of an acquired mutual holding companyMust structure a fair transaction to shareholders To minority stockholders of an acquired entity, the OTS will “closely scrutinize” transactions if: -— [Graphic Appears Here] 2003-24 Approval of Holding Company and Related Applications, Order No. transactions Office of Thrift Supervision —* Excluding remutualization Source: 34

[Graphic Appears Here] Remutualization Guidelines transaction highest the for follows: metrics as pricing are the institutions 2008, 30, stock September of acquisitions ended all of months quartile twelve third last upper the the For in the 241.7% 245.0% 30.2x 113.4x21.61 21.91 NM $ $ NM Price to book value: Price to tangible book value: Price to earnings per share: Price to return on average assets:Price to book value: Price to tangible book value: Price to earnings per share:Price to return on average assets: — — — —If we appropriate the top end of the pricing structure as provided by the OTS guidelines, following price ceilings apply: — — -— [Graphic Appears Here] 35

[Graphic Appears Here] Potential Mutual Acquirors Criteria: Mutual Institutions in Ohio and Indiana with Assets greater than $300 million [Graphic Appears Here] 1.57 2.37 1.34 2.55 2.70 1.01 0.67 1.74 1.57 0.13 0.01 1.12 0.11 0.97 0.09 -0.01 0.35 0.11 19.52 39.01 73.86 21.74 29.21 55.27 28.28 38.13 29.21 56.17 75.94 63.22 90.63 78.52 82.60 76.49 74.80 76.49 2.15 1.92 3.72 2.93 2.85 2.98 2.78 2.76 2.85 2.67 -3.74 4.35 -0.93 -0.41 0.94 1.72 0.66 0.94 0.52 -0.39 0.42 -0.13 -0.38 0.11 0.36 0.07 0.11 18.79 9.92 9.72 13.97 14.24 10.24 20.50 13.91 13.97 1,032,226 219,895 84,299 53,945 75,863 111,301 58,180 10,360,935 1,214,655 619,310 410,595 382,726 365,579 328,815 1,954,659 410,595 OH OH IN OH IN IN OH Cleveland Lakewood Richmond Lorain Lawrenceburg La Porte Cheviot Average Median Third FS&LA of Cleveland (MHC) (TFSL) First FS&LA of Lakewood First Bank Richmond, NA (MHC) First FS&LA of Lorain United Community Bank (MHC) (UCBA) LaPorte Savings Bank (MHC) (LPSB) Cheviot Savings Bank (MHC) (CHEV) [Graphic Appears Here] Source: SNL Financial 36

[Graphic Appears Here] San Francisco Richmond Red Bank New York London Houston Hartford Columbus Chicago Boston Atlanta